COMPUDYNE CORPORATION






                                   7249 National Drive
                                   Hanover, Maryland 21076
                                   (410) 712-0275


                                   April 24, 2000


Dear CompuDyne Shareholders,

In preparation for the Company's Annual Meeting of Shareholders to be held on May 22, 2000, you should have recently received a copy of our Proxy Statement and our 1999 Annual Report to Shareholders. We have noticed an error in the Proxy Statement that we believe needs to be corrected.

On page 10 of the Proxy Statement, the table of Ownership of Common and Preferred Stock should be corrected as follows. For Miles P. Jennings, Jr., the Amount and Nature of Beneficial Ownership of the Company's Stock was erroneously reported as 61,775 shares of Common Stock, and the Percentage of Class Owned was reported as 1.3%. The correct Amount and Nature of Beneficial Ownership for Mr. Jennings is, and should have been reported as 167,275. Of such shares, 60,000 are owned directly, 775 are from vested options, 1,000 are owned by his minor child, to which shares he disclaims any beneficial interest, and 105,500 shares are owned by his spouse, to which shares he disclaims any beneficial interest, and his Percentage of Class Owned is 3.1 %. The Total Ownership of Directors and Executive Officers as a group was erroneously reported as 2,772,745 shares and the Percentage of Class Owned by the group was reported as 50.8%; they should be 2,878,245 and 52.8%, respectively.

If you have already voted your proxy and wish to change your vote, you may revoke the original at any time by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting or any adjournment thereof and voting in person.


                                       Sincerely,


                                       /s/
                                       William C. Rock
                                       Secretary